ABN AMRO Series 2002 2 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
RI	0.00	0.00	0.00
A 1	1,923,679.37	1,072,074.52	21,964,830.63
A 2	23,196,397.14	4,298,425.18	67,362,602.86
A 3	15,330,771.01	2,098,201.12	26,862,118.99
A P	266.07	0.00	7,011.93
A X	0.00	7,947.79	69,111.59
B 1	13,876.66	19,489.40	382,123.34
B 2	11,143.37	15,650.57	306,856.63
B 3	5,536.64	7,776.07	152,463.36
B 4	2,803.37	3,937.25	77,196.63
B 5	5,560.93	7,810.19	153,132.07
M	30,591.74	42,965.25	842,408.26
RII	100.00	0.50	0.00